UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2005

APTIMUS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington
(State or Other Jurisdiction of Incorporation)

0-28968 (Commission File Number)	91-1809146 (IRS Employer Identification No.)

100 Spear Street, Suite 1115
San Francisco, CA 94105
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (415) 896-2123

 (Former Name or Former Address, if Changed Since Last Report)

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 6, 2005, Aptimus announced that Robert W. Wrubel, Aptimus’ Executive Vice President, has been appointed President, effective immediately. Timothy Choate will remain the Chief Executive Officer and Chairman of the Board of Directors. John Wade, Aptimus’ Chief Financial Officer, has announced he will be leaving his position as CFO once his successor has been hired. A copy of the press release announcing the promotion of Mr. Wrubel and the departure of Mr. Wade is filed with this report as Exhibit 99.1.

Prior to joining the Company’s senior management team, Mr. Wrubel founded Whole Body, Inc, a company that owns and manages a national chain of yoga and fitness studios that began operations in August 2002, where he will continue his guiding position in expansion and financing matters as Chairman of its board of directors. From June 2001 to July 2002, Mr. Wrubel was an Entrepreneur-in-residence at Highland Capital Partners, a venture capital firm, where he identified new venture investments and developed start-up ideas into viable business opportunities. Prior to that Mr. Wrubel was with Ask Jeeves, Inc. from May 1998 to May 2001, where he served as Chief Executive Officer, President and Vice President of Market Development. From 1993 to 1998, Mr. Wrubel served in various positions, including Chief Operating Officer and Vice President of Product Development for Knowledge Adventure, Inc., a leading educational software company. Prior to that, Mr. Wrubel worked as a managing editor of Financial World Magazine and was the founding publisher and editor of High Tech Tomorrow. Mr. Wrubel holds a Bachelor of Arts in History and Economics from Yale University.

Item 7.01    Regulation FD Disclosure.

A press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release, dated October 6, 2005.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APTIMUS, INC. (Registrant)

Dated: October 6, 2005	By: /s/ David H. Davis David H. Davis General Counsel and Corporate Secretary